Columbus Acquisition Corp.
FOR IMMEDIATE RELEASE
COLUMBUS ACQUISITION CORP. BOARD APPROVES EXTENSION TO COMPLETE
ACQUISITION OF INTEGRATED DRILLING EQUIPMENT COMPANY
New York, NY— April 2, 2009 — Columbus Acquisition Corp. (“Columbus”) (NYSE Amex: BUS, BUS-U, BUS-WT) announced today that its Board of Directors has approved amendments to its certificate of incorporation (the “Extension Amendments”) to allow Columbus more time to complete its proposed business combination with Integrated Drilling Equipment Company (IDE). If approved by Columbus stockholders, the Extension Amendments would:
(i) extend the date by which Columbus must complete a business combination with IDE from May 18, 2009 to July 15, 2009 before Columbus is required to liquidate; and
(ii) allow public holders of less than 50% of the outstanding shares of Columbus common stock, who vote against the extension amendment and elect conversion, to convert their shares into a portion of the funds available in the trust account.
The Extension Amendments are subject to the approval by stockholders of Columbus holding a majority of the outstanding common stock of Columbus. All of Columbus’s directors, executive officers and their affiliates are expected to vote their shares in favor of the Extension Amendments.
Columbus has filed preliminary proxy materials with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of Columbus’s stockholders to approve the Extension Amendments at a special meeting of stockholders. Additional information concerning the special meeting, including its time, date and location, will be contained in the Columbus definitive proxy statement, which will be mailed promptly following completion of any review by the SEC.
About Columbus Acquisition Corp.
Columbus Acquisition Corp. is a blank check company organized under the laws of the State of Delaware on August 1, 2006. Columbus was formed to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination, one or more operating businesses that it believes has significant growth potential. Columbus’ initial public offering was declared effective May 18, 2007 and was consummated on May 21, 2007, resulting in net proceeds of approximately $109.8 million through the sale of 14.375 million units at $8.00 per unit. Each unit was comprised of one share of Columbus common stock and one warrant with an exercise price of $6.00. As of December 31, 2008, Columbus held $115.1 million in a trust account maintained by an independent trustee, which will be released upon consummation of the business combination. Additional information is available at www.columbusacquisition.com.

About Integrated Drilling Equipment Company (IDE)
Based in Houston, TX and serving the international drilling market, Integrated Drilling Equipment Company (IDE) is a leading land-based rig refurbishment operation and a vertically-integrated rig manufacturer. IDE benefits from compelling macro trends in the energy infrastructure sector including sustainable, long-term global demand for energy, increasing challenges to uncovering new oil reserves, and an aging rig fleet that is propelling demand for new rigs and rig refurbishment services. IDE serves a global customer base, with international contracts comprising approximately 85% of its 2008 sales.
This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities. This communication may be deemed to be solicitation material in respect of the proposed Extension Amendments.
Columbus has filed with the SEC a preliminary proxy statement in connection with the proposed Extension Amendments and intends to file and mail to Columbus stockholders a definitive proxy statement and other relevant materials. Stockholders of Columbus and other interested persons are advised to read Columbus’ preliminary proxy statement and, when available, definitive proxy statement in connection with the solicitation of proxies for the special meeting of Columbus stockholders to be held to approve the Extension Amendments because these statements contain, or will contain once available, important information about Columbus and the proposed Extension Amendments. Stockholders will also be able to obtain a copy of the preliminary and definitive proxy statements, without charge, once available, at the SEC’s internet site at http://www.sec.gov or by directing a request to: Columbus Acquisition Corp., 153 East 53rd Street, 58th Floor, New York, NY 10022.
Columbus and its directors and officers may be deemed participants in the solicitation of proxies from Columbus stockholders. A list of the names of those directors and officers and descriptions of their interests in Columbus is contained in Columbus’ preliminary proxy statement filed with the SEC, and will also be contained in Columbus’ definitive proxy statement when it becomes available. Columbus’ stockholders may obtain additional information about the interests of its directors and officers in the proposed Extension Amendments by reading Columbus’ definitive proxy statement when it becomes available.
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CONTACT:	-OR-	INVESTOR RELATIONS:
Columbus Acquisition Corp.		The Equity Group Inc.
Michael W. Ernestus		Devin Sullivan
President		Senior Vice President
(212) 408-0569		(212) 836-9608 / dsullivan@equityny.com
info@columbusacquisition.com		Melissa Dixon
Senior Account Executive
(212) 836-9613 / mdixon@equityny.com